                                                              FILE NO. 333-40760
                                                      FILED UNDER RULE 424(b)(3)

                              PROSPECTUS SUPPLEMENT

                        To Prospectus dated July 14, 2000

                          UNIVERSAL DISPLAY CORPORATION

                       -----------------------------------

         This prospectus supplement supplements the prospectus dated July 14, 2000, relating to the resale of up to 2,370,741 shares of our common stock, par value $.01 per share, by certain of our stockholders. The Prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-40760).

         No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

         Since the date of the prospectus, Dillon Capital, LLC, a selling stockholder named in the "Selling Stockholders" table in the prospectus, has transferred warrants to purchase 15,000 shares of our common stock to Pyramid Trading Limited Partnership, which was not named as a selling stockholder in the prospectus. Pyramid Trading Limited Partnership has requested that it be included as a selling stockholder in the prospectus. Accordingly, the "Selling Stockholders" table of the prospectus is supplemented by the information in the table below to include Pyramid Trading Limited Partnership with respect to the shares that were transferred to it, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.

                                                                                        Beneficial Ownership
                                                                                       After Resale of Shares
                                                                                      --------------------------
        Name of           Number of Shares Beneficially       Maximum Number of       Number of
  Selling Stockholder         Owned Before Offering          Shares Being Offered      Shares            Percent
  -------------------     -----------------------------      --------------------     ---------          -------
    Pyramid Trading
  Limited Partnership               15,000(1)                       15,000                0                 0

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(1) Consists of shares of common stock that may be acquired immediately upon exercise of warrants.

                                 August 27, 2001